Exhibit 99.1
CKX ANNOUNCES AGREEMENT IN PRINCIPLE TO SETTLE CLASS ACTION LAWSUIT
RELATED TO PENDING ACQUISITION
NEW YORK, June 7, 2011 — CKx, Inc. (NASDAQ: CKXE) today announced that it has agreed in principle, subject to documentation, to resolve a consolidated class action lawsuit brought against it and each of its directors in the Court of Chancery of the State of Delaware, in and for New Castle County. The class action is a consolidation of four lawsuits related to the pending acquisition of CKx by Colonel Holdings, Inc. (“Parent”), a wholly-owned subsidiary of certain equity funds managed by Apollo Management VII, L.P. Upon approval of the settlement by the Court, all claims asserted in the litigation in Delaware and one additional claim asserted in the Supreme Court of the State of New York will be dismissed with prejudice.
Under the proposed settlement, among other things, the plaintiffs’ claims will be extinguished and Parent will agree voluntarily (i) that the amount due in the event the termination fee is payable to Parent under the merger agreement will be $17.5 million, (ii) that the reference to “80%” in the definition of “Superior Proposal” in the merger agreement will be deemed to be “75%”; and (iii) to extend the expiration of the tender offer to acquire all of the outstanding shares of CKx common stock at an offer price of $5.50 per share launched by an indirect wholly-owned subsidiary of Parent (“Offeror”) on May 17, 2011 by one day to 12:00 a.m. New York City Time on June 15, 2011. As part of the proposed settlement, CKx has amended its solicitation/recommendation statement on Schedule 14D-9 to include additional disclosures sought by the plaintiffs in the litigation. CKx continues to deny that it has engaged in any wrongful acts.
The proposed settlement is subject to, among other things, final approval of the Court and consummation of the pending acquisition. Upon approval of the proposed settlement by the Court, plaintiff’s attorneys are expected to apply for an award of attorneys’ fees and expenses to be paid by CKx.
Offeror and certain other persons have filed with the Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO that provides the terms of the tender offer. CKx has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of CKx’s board of directors that CKx’s stockholders accept the tender offer and tender their Common Shares to Offeror. The offer to purchase and related documents in connection with the tender offer contain other important terms and conditions with respect to the tender offer and should be carefully reviewed by stockholders.
About CKx, Inc.
CKx is engaged in the ownership, development and commercial utilization of globally recognized entertainment content. CKx’s current properties include the rights to the name, image and likeness of Elvis Presley and Muhammad Ali, the operations of Graceland, and proprietary rights to the IDOLS and So You Think You Can Dance television brands, including the American Idol series in the United States and local adaptations of the IDOLS and So You Think You Can Dance television show formats which, collectively, air in more than 100 countries. For more information about CKx, visit its corporate website at www.CKx.com.
# # #

STRICTLY CONFIDENTIAL
WLR&K DRAFT: 6/6/11
IMPORTANT NOTICE: This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of CKx. Offeror and certain other persons have filed a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO with the SEC, and has mailed an offer to purchase, forms of letter of transmittal and related documents to CKx stockholders. CKx has filed with the SEC, and has mailed to CKx stockholders, a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of CKx are urged to read them carefully when they become available.
These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or by calling toll-free (888) 750-5834, or by directing a request by mail to Goldman, Sachs & Co., 200 West Street, New York, NY 10282, or by calling toll-free (800) 323-5678. You may also read and copy the solicitation/recommendation statement and any reports, statements and other information filed by Offeror or CKx with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please visit the SEC’s website for further information on its public reference room.
Forward-Looking Statements
This release contains forward-looking statements as defined by the federal securities law which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the tender offer and the merger. CKx does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
For CKx, Inc.:
William Schmitt, ICR Inc.
203-682-8200
ckxe-g